Exhibit 10.1

MEMORANDUM

PERSONAL AND CONFIDENTIAL

DATE:	April 1, 2020

TO:	Brett Haumann

FROM:	Dennis Driver
Senior Vice President, Chief Human Resources Officer, Theravance Biopharma US, Inc.

Rick E Winningham
Chief Executive Officer, Theravance Biopharma US, Inc.
Director and Chief Executive Officer, Theravance Biopharma UK Limited

SUBJECT:	Transfer to Theravance Biopharma UK Limited (“Theravance UK”)

This memorandum confirms the details of your transfer from Theravance Biopharma US, Inc. (“Theravance US”) to Theravance Biopharma UK Limited (“Theravance UK”). Please carefully review the terms and conditions stipulated below.

1.	The anticipated effective date of your transfer to the UK is April 1, 2020 (“UK Employment Date”).
2.	By mutual agreement, your employment with Theravance US will terminate on March 31, 2020.
3.	As you will continue working for a Theravance company, we mutually agree that you will not be eligible for nor be paid any termination payments (including severance) by Theravance US.
4.

At Theravance UK, your title will be Chief Medical Officer and Senior Vice President, Development, reporting to Rick Winningham. The terms and conditions of your employment with Theravance UK will be provided to you separately. Your transfer to Theravance UK is subject to you signing the contract of employment with Theravance UK.

5.

Stock Awards –You will continue to vest in your equity awards notwithstanding your transfer to Theravance UK, and such awards will continue to be subject to the terms and provisions of your equity award agreements; provided, however, you will be required to satisfy any withholding taxes that may be due from a US and California perspective for awards that vest or settle following your transfer to Theravance UK prior to the distribution of any shares pursuant thereto (and which will be in addition to any tax liabilities you are required to satisfy for such awards in the United Kingdom). Your satisfaction of such US and California withholding taxes may be satisfied in any manner currently set forth in your equity award agreement with regard to tax liabilities in the United States.  The US and California tax withholdings may continue until there are no longer US/California workdays during the grant to vest period of your stock awards.

Please carefully review and consider the above terms and conditions regarding the termination of your employment with Theravance US and the offer of employment at Theravance UK. Please sign the acknowledgment below and return a copy of this letter agreement to Dennis Driver.

Sincerely,

Theravance Biopharma UK Limited	Theravance Biopharma US, Inc.
/s/ Rick E Winningham	/s/ Rick E Winningham
Rick E Winningham	Rick E Winningham
Director and Chief Executive Officer	Chief Executive Officer

Acknowledgment:

I, the undersigned, Brett Haumann, hereby acknowledge and agree that:

1.	I have carefully reviewed and considered the terms and conditions stated above;
2.	I voluntarily agree to all the terms and conditions stated above;
3.	I understand and agree that my employment with Theravance Biopharma US will terminate by mutual agreement on the date stipulated above; and
4.

I understand and agree that on the date immediately following the termination of my employment with Theravance Biopharma US, my employment will commence with Theravance Biopharma UK Limited and Theravance Biopharma UK Limited will be my sole employer going forward.

Signed:	/s/ Brett Haumann

Date:	April 1, 2020